Exhibit 16.1

TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

April 21, 2008

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
USA

Dear Ladies and Gentlemen:

Re:	Qnective, Inc.
SEC File No. 000-50494

This letter will confirm that we have reviewed Item 4.01 of the Company’s Form 8-K, dated April 21, 2008 captioned “Changes in Registrant’s Certifying Accountant” and agree with the statements made as they relate to Telford Sadovnick, P.L.L.C. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of BDO Visura (“BDO”) or the approval of such engagement by the Company’s Board of Directors.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Yours truly,

/s/ TELFORD SADOVNICK, P.L.L.C.

TELFORD SADOVNICK, P.L.L.C.
Certified Public Accountants
Bellingham, Washington